EXHIBIT 10.3

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS EXHIBIT.  THE REDACTIONS ARE INDICATED WITH “*[Redacted]*”.  A COMPLETE VERSION OF THIS COMMITMENT LETTER AND EXHIBIT HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

July 5, 2016

VIA ELECTRONIC MAIL

RGLD Gold AG

Attention: Jason Hynes, Vice President

Baarerstrasse 71

6300 Zug

Switzerland

Royal Gold, Inc.

Attention: Tony Jensen, President and CEO

1660 Wynkoop Street, Suite 1000

Denver, Colorado 80202

Dear Jason and Tony:

Further to our recent discussions, Centerra Gold Inc. (“we” or “Centerra”) has advised each of RGLD Gold AG (“RGLD”) and Royal Gold, Inc. (“Royal Gold” and, together with RGLD, “RG”), that we intend to acquire all of the issued and outstanding shares of Thompson Creek Metals Company Inc. (“TCM”) (the “Acquisition”) pursuant to an arrangement agreement (the “Arrangement Agreement”) between Centerra and TCM. Centerra will hold TCM through a newly formed wholly owned subsidiary (“AcquireCo”).

This commitment letter, together with the term sheet attached hereto as Schedule “A” (the “Term Sheet”) is hereinafter referred to as the “Commitment Letter”.

The Term Sheet sets forth certain binding understandings of Centerra with each of RGLD and Royal Gold, with regard to the amendment and continuation (the “RGLD Amendment”), as described in the Term Sheet together with such other changes as may be necessary to effect the Term Sheet, of the Amended and Restated Purchase and Sale Agreement, dated December 14, 2011 (as further amended, the “Stream Agreement”) between Terrane Metals Corp. (“Terrane”), RGLD, and, solely in respect of certain provisions of the Stream Agreement as set forth therein, Royal Gold and TCM, relating to the Mt. Milligan copper-gold mine, located in British Columbia, and owned by Terrane (the “Project”).

RGLD, acknowledging that Centerra is entering into this Commitment Letter in reliance thereon, hereby makes the representations and warranties set forth on Annex 1 hereto, with respect to RGLD.

Royal Gold, acknowledging that Centerra is entering into this Commitment Letter in reliance thereon, hereby makes the representations and warranties set forth on Annex 2 hereto, with respect to Royal Gold.

Centerra, acknowledging that RG is entering into this Commitment Letter in reliance thereon, hereby makes the representations and warranties set forth on Annex 3 hereto.

Subject to the terms and conditions set forth in the Term Sheet, RGLD, Royal Gold and Centerra commit to take (or cause to be taken), simultaneously with the closing of the Acquisition, all necessary steps to consummate the RGLD Amendment, effective upon the closing of the Acquisition.

On or prior to the closing of the RGLD Amendment, RGLD shall execute and deliver a satisfactory intercreditor agreement (the “Intercreditor Agreement”) with Terrane and The Bank of Nova Scotia, substantially in the form and on the terms of the intercreditor agreement dated as of November 29, 2012 entered into among JPMorgan Chase Bank, N.A., RGLD and Terrane (the “Existing Intercreditor Agreement”) reflecting the amendment contemplated by the RGLD Amendment and the $325m financing contemplated between The Bank of Nova Scotia and AcquireCo. As a statement of principle, RGLD hereby confirms its satisfaction with the substance of the Existing Intercreditor Agreement provisions pertaining to lien priority and subordination, enforcement, standstill and waivers, disposition and application of proceeds of senior collateral and asset dispositions in an insolvency proceeding and that such provisions shall in substance be incorporated into the Intercreditor Agreement (except that RGLD shall obtain a first priority security interest in its copper interest as described in the Term Sheet).

Prior to the consummation of the RGLD Amendment, Centerra shall, upon becoming aware of any one of the following, promptly notify RG (it being understood that Centerra shall satisfy its notice obligations in this paragraph in respect of a particular matter if it publicly discloses such matter): (i) the occurrence, or failure to occur, of any event that the occurrence or failure of which has caused or could reasonably be expected to result in Centerra’s failure to satisfy any condition specified herein (including the Term Sheet); (ii) any failure of Centerra to comply with or satisfy in any material respect any covenant, condition or agreement set out in the Term Sheet to be complied with or satisfied prior to the consummation of the RGLD Amendment; (iii) any written notice or other communication from any governmental authority in connection with the RGLD Amendment; and (iv) any material litigation, legal action, arbitration, proceeding, mediation, demand, claim or investigation (collectively, “Legal Proceedings”) commenced or, to the knowledge of Centerra, threatened against, relating to or involving or otherwise affecting Centerra that relate to the consummation of the Acquisition or the RGLD Amendment.

Prior to the consummation of the RGLD Amendment, RG shall promptly disclose its knowledge of the following to Centerra: (i) the occurrence, or failure to occur, of any event that the occurrence or failure of which has caused or could reasonably be expected to result in RG’s failure to satisfy any condition specified herein (including the Term Sheet); (ii) any failure of RG to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied prior to consummation of the RGLD Amendment; (iii) any written notice or other communication from any governmental authority in connection with the RGLD Amendment; and (iv) any Legal Proceedings commenced or, to the knowledge of RG, threatened against, relating to or involving or otherwise affecting RG that relate to the consummation of the RGLD Amendment.

The obligations of the parties under this Commitment Letter shall terminate upon the earlier of (i) the closing of the RGLD Amendment, (ii) November 30, 2016 (or such later date as Centerra and RG may agree), (iii) the date of the termination of the Arrangement Agreement or abandonment of the Acquisition, and (iv) the date, if any, on which the shareholders of TCM decline to approve the Acquisition.

The existence and terms and conditions of this Commitment Letter will be publicly disclosed as part of the public announcement of the Acquisition.

This Commitment Letter is a binding agreement of the parties. This Commitment Letter shall be subject to and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. This Commitment Letter may not be amended or waived except by an instrument signed by each of the parties. Each party agrees that monetary damages would not be a sufficient remedy for any breach of this Commitment Letter and that, in addition to all other remedies available under applicable law, any party will be entitled to specific performance and to injunctive or other equitable relief as a remedy for any such breach. This Commitment Letter may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Commitment Letter by facsimile (or other electronic) transmission shall be effective as delivery of a manually executed counterpart hereof, as the case may be. Each party shall bear its own costs and expenses associated with this Commitment Letter and any negotiation, preparation and execution of the definitive documentation for the RGLD Amendment and the Intercreditor Agreement.

Subject to and without derogating from the binding nature of this Commitment Letter, nothing in this Commitment Letter shall: (i) limit RG’s rights and remedies under the Stream Agreement or its related security in any manner; or (ii) prevent RG from exercising (including asserting, protecting and enforcing) their rights and remedies under the Stream Agreement.

From the date hereof until the earlier of the termination of this Commitment Letter and the closing of the RGLD Amendment: (i) neither RG nor any of its Affiliates shall, directly or indirectly, solicit, initiate, or encourage any inquiries, proposals or offers from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries or proposals from, or enter into any agreement with, any person (other than Centerra) relating to the obligations of TCM and its Affiliates under the Stream Agreement (including any amendments to, or the termination of, the Stream Agreement); and (ii) RG shall promptly notify Centerra in writing if any person makes any inquiry, proposal or offer relating to the obligations of TCM and its Affiliates under the Stream Agreement (including any amendments to, or the termination of, the Stream Agreement).

If you are in agreement with the terms and conditions set out herein (including the Term Sheet), kindly execute and return to Centerra a copy of this Commitment Letter as evidence of your acceptance of the foregoing not later than 3:00 p.m., Toronto time, on July 5, 2016.

[Remainder of page intentionally left blank]

Yours very truly,

CENTERRA GOLD INC.

		By:	/s/ Scott Perry
Name: Scott Perry
Title: Chief Executive Officer

		By:	/s/ Frank Herbert
Name: Frank Herbert
Title: President

AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE:

RGLD GOLD AG

By:	/s/ Jason Hynes
Name: Jason Hynes
Title: Vice President

ROYAL GOLD, INC.

By:	/s/ Tony Jensen
Name: Tony Jensen
Title: President & Chief Executive Officer

SCHEDULE “A”

TERM SHEET

CENTERRA GOLD INC.

THOMPSON CREEK METALS COMPANY INC.

TERRANE METALS CORP.

Amendment No. 3 to Stream Agreement

July 2016

STRICTLY PRIVATE AND CONFIDENTIAL

Amendment to
Stream Agreement:

Amendment to Amended and Restated Purchase and Sale Agreement dated as of December 14, 2011, by and among Terrane Metals Corp., Thompson Creek Metals Company Inc., RGLD Gold AG and Royal Gold, Inc., as amended by the First and Second Amendments thereto.

Capitalized terms used and not separately defined in this term sheet have the meanings given in the Stream Agreement.

Subject to the amendment contemplated by this term sheet the Stream Agreement shall continue in full force and effect. The terms in the Stream Agreement relating to Purchaser’s new copper interest will be substantially similar to Purchaser’s existing gold interest in all respects, except as contemplated by this term sheet.

Designated Percentage of
Produced Gold:	The Designated Percentage of Produced Gold on all concentrate shipments made after the closing of the Acquisition will be modified as follows:

(i) for Produced Gold in the form of concentrate, 35.00% times *[Redacted]*,

(ii) for Produced Gold in the form of doré, 35.00% times *[Redacted]*, and

(iii) for Produced Gold in any other form, 35.00%.

Designated Percentage
of Produced Copper:

(i) For produced copper in the form of concentrate, 18.75% times *[Redacted]* and (ii) for produced copper in any other form, 18.75%. For clarity, Deliveries of produced copper will begin two Business Days following payment from the Offtaker for concentrate shipments made after the closing of the Acquisition.(1)

However, if concentrate inventories at the Project (between and including “In-Process Inventory” and “On Vessel with

(1)  Payments will not be made until final settlement.

TCM/MTM Title” as such terms are used in the Monthly Report of Operations provided to Purchaser)(2) as measured on the last day of the calendar month in which the closing of the Acquisition takes place exceed 20,000 dry metric tonnes, the following shipment *[Redacted]* shall be subject to the Stream Agreement as in force prior to this proposed amendment.

Copper Purchase Price:	Prior to the Deposit Reduction Time, the purchase price for each metric tonne of copper Delivered shall equal the Copper Reference Price and shall be paid or credited as follows:

(i) the portion of the Copper Reference Price that is equal to the Copper Cash Price shall be paid in cash; and

(ii) the portion of the Copper Reference Price that exceeds the Copper Cash Price shall be credited against the Payment Deposit.

After the Deposit Reduction Time, the purchase price for each metric tonne of copper Delivered shall equal the Copper Cash Price. For clarity, Deliveries of Produced Gold and Produced Copper to the Purchaser shall reduce the outstanding balance of the Payment Deposit for the purposes of the amended Stream Agreement.

Copper Cash Price:	15.00% of the Copper Reference Price (defined below).

Copper Reference Price:	The “LME Cash Official Price Copper” determined at the end of the second ring session and quoted in US dollars per metric tonne (Bloomberg ticker “LOCADY LME Comdty”).

Copper Delivery:

Delivery of copper will be by transfer of “warrants on LME Copper Grade A” (“LME Warrants”) at an LME-approved warehouse in the United Kingdom *[Redacted]* (the “Designated LME Warehouse”). Because an LME Warrant represents 25 metric tonnes (+/-2%), any given delivery will be rounded down to the nearest 25 metric tonne increment, with any un-delivered amount of copper

(2)  *[Redacted]*.

(less than 25 metric tonnes) to be added to the next delivery. Proof of ownership will be by transfer of the LME Warrants to Purchaser via “LMEsword” or such other electronic transfer system operated by the LME from time to time.

Sources of Copper:

Copper with warrants acquired from any LME approved warehouse. The copper underlying the LME warrants need not come from the Project so long as the underlying copper is at the Designated LME Warehouse.

Certain Covenants:	The Stream Agreement will include the following amendments:

(a) the Cap Expiration Date referred to in Section 8.6 of the Stream Agreement shall be the Deposit Reduction Time;

(b)         until (i) Deposit Reduction Time has been reached and (ii) a further 35,000 metric tonnes of copper has been delivered to Purchaser, the Vendor and its subsidiaries will maintain a leverage ratio of total consolidated indebtedness (excluding intercompany indebtedness, except for any intercompany indebtedness which ranks pari passu with the Stream Agreement) to EBITDA of no greater than 3:1;

(c) at all times, intercompany indebtedness between Vendor, on the one hand, and any Affiliate of Vendor, on the other hand, shall be unsecured;

(d)         if any Vendor Event of Default has occurred and is continuing, the Vendor, or the extent any Vendor Affiliate is a counterparty to a Mineral Offtake Agreement, such Vendor Affiliate, shall not make distributions to any Affiliate of Vendor;

(e) Purchaser shall grant to Vendor a right of first offer with respect to any sale or assignment to a third party of its interest in the copper stream; and

(f) Vendor shall grant to Purchaser a right of first offer with respect to any sale of a Milligan Copper Right(3).

Closing Date:	Conditioned upon and effective contemporaneously with the closing of the Acquisition, subject to satisfaction of conditions precedent and receipt of closing deliverables set forth in this term sheet.

Acquisition:

The acquisition of TCM by a newly formed subsidiary (“AcquireCo”) of Centerra Gold Inc. (“Centerra”) and the Note Repayment (as defined below), each pursuant to the Arrangement Agreement (defined below), financed in accordance with the sources and uses of funds set forth on Annex A hereto.

Commitment Letter:	The commitment letter executed by Purchaser, Royal Gold and Centerra, dated as of July 5, 2016, to which this term sheet is attached.

Arrangement Agreement:	The arrangement agreement by and between AcquireCo and TCM, dated as of July 5, 2016, as described in the Commitment Letter, as amended from time to time.

New Security Interest in
Designated Percentage of
Produced Copper:

In addition to the existing liens of Purchaser evidenced by the Security Agreements, Purchaser shall receive a new first priority security lien in the Designated Percentage of Produced Copper *[Redacted]*.

New Intercreditor Agreement:	Purchaser and the New Lenders will enter into the Intercreditor Agreement (as defined in the Commitment Letter).

New Lenders:	The Lenders set forth in the New Credit Facilities.

New Credit Facilities:

US$325 million secured facility arranged by The Bank of Nova Scotia, comprised of (i) US$75 million revolver and (ii) US$250 million term facility (the “Term Facility”), secured by all of the assets of Acquisition Co and its subsidiaries (including Thompson Creek and Vendor).

(3)  “Milligan Copper Right” means (i) a copper royalty on production from the Milligan Property; (ii) an amount of copper based on production from any portion of the Milligan Property; or (iii) any participating interest in copper based on production from the Milligan Property.

Proceeds of the Term Facility will be used to partially finance (a) the Acquisition and (b) repayment in full of TCM’s senior secured and unsecured notes in accordance with their terms, and in accordance with the sources and uses of funds set forth on Annex A hereto (the “Note Repayment”).

Representations and
Warranties:

Representations and warranties of Vendor and Thompson Creek in the Stream Agreement with respect to incorporation and existence; corporate capacity and authority to enter into amended Stream Agreement and new security agreement relating to Designated Percentage of Produced Copper (collectively, “New Agreements”); New Agreements do not breach constating documents or applicable laws; no approvals are required to be obtained to enter into New Agreements (except those obtained); and the New Agreements are enforceable; in each case, as such matters relate to the Vendor and Thompson Creek (as applicable) will be brought down as of the Closing Date but shall be qualified by the knowledge of Centerra.

Representations and warranties in the Stream Agreement of Purchaser and Royal Gold will be brought down as of the Closing Date.

Conditions Precedent to
the Closing:	To include:

(a) Consummation of the transactions contemplated by this term sheet;

(b) Consummation of the Acquisition in accordance with the Arrangement Agreement;

(c) Absence of any injunction or order prohibiting the consummation of the transactions described in this term sheet;

(d) All governmental approvals, if any, necessary for the consummation of the transactions described in this term sheet shall have been obtained;

(e)          Delivery of a legal opinion from Vendor’s external counsel and a legal opinion from Purchaser’s and Royal Gold’s counsel in substantially the form delivered in connection with the execution of the Stream Agreement;

(f) Execution of the New Intercreditor Agreement by Purchaser and the Bank of Nova Scotia.

Costs and Expenses:	Each party shall bear its own costs associated with the due diligence, technical, legal, tax and accounting aspects of the transaction.

ANNEX A

SOURCES AND USES OF FUNDS FOR THE ACQUISITION AND NOTE REPAYMENT

Set forth below is an illustrative description of the proposed sources and uses of funds relating to the Acquisition, transaction costs and the Note Repayment. Certain of the amounts below are estimated and necessarily will be subject to change prior to the Acquisition closing.

Sources (millions of U.S. dollars)
Centerra cash available for Arrangement	$384
Thompson Creek cash available post-closing of Arrangement(5)	$100
New Credit Facilities	$300
Proceeds from the Offering(8)	$125
Common Shares issued to TCM Shareholders under Arrangement(10)	$133
Stock options issued to TCM Shareholders under Arrangement	$1

Total Sources:	$1,043

Uses (millions of U.S. dollars)
Redemption of the TCM 2017 Notes(4)	$336
Redemption of the TCM 2018 Notes(6)	$348
Redemption of the TCM 2019 Notes(7)	$205
Estimated transaction expenses(9)	$20
Common Shares received by TCM Shareholders under Arrangement (7)	$133
Stock options issued to TCM Shareholders under Arrangement	$1

Total Uses:	$1,043

(4)  Represents the aggregate of (i) a redemption call price of US$331 million, and (ii) accrued and unpaid interest of US$5 million, all pursuant to the 2017 Note Indenture.

(5)  Centerra internal estimate.

(6)  Represents the aggregate of (i) a redemption call price of US$340 million, and (ii) accrued and unpaid interest of US$8 million, all pursuant to the 2018 Note Indenture.

(7)  Represents the aggregate of (i) a redemption call price of US$195 million, and (ii) accrued and unpaid interest of US$10 million, all pursuant to the 2019 Note Indenture.

(8)  This amount does not assume the exercise (in whole or in part) of the Over-Allotment Option.

(9)  Includes Underwriters’ Fee, advisory fees and financing expenses.

(10)  The value of the Common Shares to be issued to TCM Shareholders is calculated on the basis of $7.30 per Common Share, being the 5-day volume weighted average price of Centerra’s shares on the TSX as of July 4, 2016.

Stream Agreement Amendment – Commitment Letter

ANNEX 1

RGLD Representations and Warranties

RGLD hereby represents and warrants to Centerra as follows:

(a)                                 it is a company validly existing and in good standing under the laws of Switzerland;

(b)                                 all requisite corporate acts and proceedings have been done and taken by it, including obtaining all requisite board of directors’ approvals, with respect to entering into this Commitment Letter and performing its obligations hereunder;

(c)                                  it has the requisite corporate power, capacity and authority to enter into this Commitment Letter and to perform its obligations hereunder;

(d)                                 this Commitment Letter and the exercise of its rights and performance of its obligations hereunder do not and will not (i) conflict with or result in a default under any agreement, mortgage, bond or other instrument to which it is a party or which is binding on its assets, (ii) conflict with its charter or bylaws, or (iii) conflict with or violate any laws applicable to it, in each case except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on RGLD or the performance of its obligations under this Commitment Letter;

(e)                                  it is not currently in breach or default under any material agreement, mortgage, bond or other instrument to which it is a party or which is binding on its assets, and no event has occurred that with the passage of time would constitute such a breach or default, and it has no knowledge of a material breach or default by any counterparty thereto or the inability of any counterparty to perform its obligations thereunder, in each case except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on RGLD or the performance of its obligations under this Commitment Letter;

(f)                                   there is no pending, nor to the knowledge of RGLD, threatened, Legal Proceeding against RGLD that could have the effect of preventing, delaying, making illegal or otherwise interfering with the RGLD Amendment;

(g)                                  the amended and restated purchase and sale agreement dated as of December 14, 2011 between Terrane, RGLD, and, solely in respect of certain provisions of the agreement as set forth therein, Royal Gold and TCM, as amended by the first amendment to amended and restated purchase and sale agreement dated as of August 8, 2012 and the second amendment to amended and restated purchase and sale agreement (the “Existing Stream Agreement’) is in full force and effect, unamended as of the date hereof and no breach or default by Royal Gold or RGLD, or to the knowledge of RGLD, by Vendor of any term, condition, covenant or obligation thereunder has occurred and is continuing as of the date hereof;

(h)                                 the Gold Recovery Condition and the Throughput Condition have been satisfied in accordance with the terms of the Existing Stream Agreement and the Determination Date has occurred prior to the date hereof (capitalized terms used in this paragraph and not otherwise defined herein have the same meaning as in the Existing Steam Agreement);

(i)                                     the outstanding balance of the Payment Deposit (as defined in the Existing Stream Agreement) provided under separate cover of letter dated on or about the date hereof is true and correct as of the date set forth in such letter;

(j)                                    no approvals are required to be obtained by it in connection with the execution and delivery or the performance by it of this Commitment Letter or the transactions contemplated hereby;

(k)                                 this Commitment Letter has been duly and validly executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and by general equity principles;

(l)                                     it has not suffered an Insolvency Event and it is not now aware of any circumstance which, with notice or the passage of time, or both, would give rise to an Insolvency Event with respect to it. For purposes of this Commitment Letter, and “Insolvency Event” shall mean, for any entity or person, (a) the winding up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of that entity or person, a composition, compromise, assignment or arrangement with creditors generally of that entity or person, (b) the making of any proposal in relation to such entity or person under any applicable bankruptcy, insolvency or similar Law, save for any proposal which is determined by such entity or person, acting in good faith, to be vexatious and/or frivolous and is dismissed within sixty (60) days, (c) the making of an assignment in bankruptcy or any other assignment by such entity or person for the benefit of creditors under applicable bankruptcy, insolvency or similar law, (d) such entity or person becoming an insolvent person within the meaning of Bankruptcy and Insolvency Act (Canada) or other applicable bankruptcy, insolvency, reorganization, relief of debtors or similar laws affecting the enforcement of creditors’ rights generally, (e) such entity or person becoming the voluntary or involuntary subject of any proceedings under any applicable bankruptcy, insolvency or similar Law, including the Companies’ Creditors Arrangement Act (Canada), which proceedings remain un-discharged for a period of ninety (90) days, (f) a receiver or receiver/manager, trustee, custodian, sequestrator, liquidator, administrator, administrative receiver, compulsory manager or other entity or person with similar powers is appointed for all or any substantial part of the revenue, assets, property or business of such entity or person and such receiver, receiver/manager, trustee, custodian, sequestrator, liquidator, administrator, administrative receiver, compulsory manager or other entity or person remains un-discharged for a period of ninety (90) days, or (g) if the corporate existence of such entity or person is terminated by voluntary or involuntary dissolution or winding-up (other than by way of a solvent amalgamation, plan of arrangement or reorganization), or any analogous proceedings or steps in any jurisdiction; and

(m)                             it enters into and performs this Commitment Letter on its own account and not as trustee or a nominee of any other person.

ANNEX 2

Royal Gold Representations and Warranties

Royal Gold hereby represents and warrants to Centerra as follows:

(a)                                 it is a company validly existing and in good standing under the laws of State of Delaware;

(b)                                 all requisite corporate acts and proceedings have been done and taken by it, including obtaining all requisite board of directors’ approvals, with respect to entering into this Commitment Letter and performing its obligations hereunder;

(c)                                  it has the requisite corporate power, capacity and authority to enter into this Commitment Letter and to perform its obligations hereunder;

(d)                                 this Commitment Letter and the exercise of its rights and performance of its obligations hereunder do not and will not (i) conflict with or result in a default under any agreement, mortgage, bond or other instrument to which it is a party or which is binding on its assets, (ii) conflict with its charter or bylaws, or (iii) conflict with or violate any laws applicable to it, in each case except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Royal Gold or the performance of its obligations under this Commitment Letter;

(e)                                  it is not currently in breach or default under any material agreement, mortgage, bond or other instrument to which it is a party or which is binding on its assets, and no event has occurred that with the passage of time would constitute such a breach or default, and it has no knowledge of a material breach or default by any counterparty thereto or the inability of any counterparty to perform its obligations thereunder, in each case except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Royal Gold or the performance of its obligations under this Commitment Letter;

(f)                                   there is no pending, nor to the knowledge of Royal Gold, threatened, Legal Proceeding against Royal Gold that could have the effect of preventing, delaying, making illegal or otherwise interfering with the RGLD Amendment;

(g)                                  the amended and restated purchase and sale agreement dated as of December 14, 2011 between Terrane, RGLD, and, solely in respect of certain provisions of the agreement as set forth therein, Royal Gold and TCM, as amended by the first amendment to amended and restated purchase and sale agreement dated as of August 8, 2012 and the second amendment to amended and restated purchase and sale agreement (the “Existing Stream Agreement’) is in full force and effect, unamended as of the date hereof and no breach or default by Royal Gold or RGLD or, to the knowledge of Royal Gold, by Vendor of any term, condition, covenant or obligation thereunder has occurred and is continuing as of the date hereof;

(h)                                 no approvals are required to be obtained by it in connection with the execution and delivery or the performance by it of this Commitment Letter or the transactions contemplated hereby;

(i)                                     this Commitment Letter has been duly and validly executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and by general equity principles;

(j)                                    it has not suffered an Insolvency Event and it is not now aware of any circumstance which, with notice or the passage of time, or both, would give rise to an Insolvency Event with respect to it; and

(k)                                 it enters into and performs this Commitment Letter on its own account and not as trustee or a nominee of any other person or entity.

ANNEX 3

Centerra Representations and Warranties

Centerra hereby represents and warrants to the RG as follows:

(a)                                 it is a company validly existing and in good standing under the laws of Canada;

(b)                                 all requisite corporate acts and proceedings have been done and taken by it, including obtaining all requisite board of directors’ approvals, with respect to entering into this Commitment Letter and performing its obligations hereunder;

(c)                                  it has the requisite corporate power, capacity and authority to enter into this Commitment Letter and to perform its obligations hereunder;

(d)                                 this Commitment Letter and the exercise of its rights and performance of its obligations hereunder do not and will not (i) conflict with or result in a default under any agreement, mortgage, bond or other instrument to which it is a party or which is binding on its assets, (ii) conflict with its constating or constitutive documents, or (iii) conflict with or violate any Applicable Laws, in each case except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the performance of its obligations under this Commitment Letter;

(e)                                  it is not currently in breach or default under any material agreement, mortgage, bond or other instrument to which it is a party or which is binding on its assets, and no event has occurred that with the passage of time would constitute such a breach or default, and it has no knowledge of a material breach or default by any counterparty thereto or the inability of any counterparty to perform its obligations thereunder, in each case except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the performance of its obligations under this Commitment Letter;

(f)                                   there is no pending, nor to the knowledge of Centerra, threatened, Legal Proceeding against Centerra that would have the effect of prohibiting, materially delaying or making illegal the RGLD Amendment;

(g)                                  no approvals are required to be obtained by it in connection with the execution and delivery or the performance by it of this Commitment Letter or the transactions contemplated hereby;

(h)                                 this Commitment Letter has been duly and validly executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and by general equity principles;

(i)                                     it has not suffered an Insolvency Event and it is not now aware of any circumstance which, with notice or the passage of time, or both, would give rise to an Insolvency Event with respect to it; and

(j)                                    it enters into and performs this Commitment Letter on its own account and not as trustee or a nominee of any other person or entity.